CONSENT OF COUNSEL

We hereby consent to the use of our name and to the reference to our firm under the caption “Counsel and Independent Registered Public Accounting Firm” included in or made a part of Post-Effective Amendment No. 12 to the Registration Statement (Nos. 333-45664 and 811-10123) of The North Country Funds on Form N-1A under the Securities Act of 1933, as amended.

/s/ Ropes & Gray LLP

Ropes & Gray LLP

Washington, D.C.

March 29, 2011